FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION ELECTS NEW DIRECTOR

HARLEYSVILLE, PA (May 17, 2006) - The Board of Directors of Harleysville National Corporation (NASDAQ: HNBC) appointed A. Ross Myers, 56, to the position of Class D Director during its May 11, 2006 meeting. He will also serve on the Board of Directors of Harleysville National Bank, a wholly-owned subsidiary of Harleysville National Corporation and his term will extend through 2010.

President and Chief Executive Officer, Gregg J. Wagner, commented on Myers’ appointment, “We are excited that Ross has joined the Harleysville National Corporation and Harleysville National Bank Boards. I am proud to have this successful businessman and ardent philanthropist as part of our organization.”

Myers is the Chief Executive Officer of American Infrastructure, a large, private contracting firm headquartered in Worcester, Montgomery County, PA with locations throughout Pennsylvania, Delaware, Maryland and Virginia. Previously known as Allan A. Myers and Son, the company employs over 2,000 people. Under his direction, the company has earned industry-wide recognition, including being listed as one of Pennsylvania’s Top 100 Places to Work and ranking among Engineering News Record’s Top 50 Heavy Contractors. He has been with the company, since 1972, serving as president since 1983.

A graduate of Virginia Polytechnic Institute and State University, Blacksburg, he holds a Bachelor of Science degree in Civil Engineering.

Active in various industry organizations, Myers sits on the Advisory Board at Virginia Polytechnic Institute and State University and is the chairman of the board of Construction Affiliates, a liaison between the construction industry and the academic community, the only organization of its kind in the United States. He is working closely with the University and fellow alumni to found the Myers-Lawson School of Construction, an educational facility aimed at fostering excellence in the construction industry.

In the local community, Myers is actively involved with New Life Youth and Family Services, Schwenksville, PA, where he founded the organization’s athletic programs. He also established a memorial scholarship program, in honor of his father, Allan C. Myers, at Montgomery County Community College, Blue Bell, PA. Two hundred eleven scholarships have been awarded. He supports numerous local and national charities and is responsible for the restoration and/or adaptive re-use of many older Pennsylvania buildings and structures.

Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management exceeding $2.35 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.